Exhibit 99.1
CONTACTS:

Investors:	Tom Steinbauer
Senior Vice President, Chief Financial Officer
Ameristar Casinos, Inc.
(702) 567-7000

Media:	Karen Lynn
VP of Communications
Ameristar Casinos, Inc.
(702) 567-7038
Draft #11
AMERISTAR REPORTS FIRST QUARTER 2008 RESULTS
•	Realizes Initial Benefits of Expansion/Enhancement Projects

•	Maintains Market Positions in All Locations

•	Records Non-Cash Impairment Charge for East Chicago
Las Vegas, Nevada, May 8, 2008 — Ameristar Casinos, Inc. (NASDAQ-GS: ASCA) today announced financial results for the first quarter ended March 31, 2008.
“From an operating perspective, Ameristar’s first quarter performance was generally in line with our internal expectations,” noted John Boushy, Chief Executive Officer and President. “We held our own and retained our prominent market positions in the face of continued weakness in economic conditions and increased competition in several markets. As the quarter progressed, we experienced a notable pick-up in business, and we began to realize the initial benefits from our property expansion in St. Charles where we regained the number one market share position. We also gained traction at East Chicago due to continued implementation of our marketing and guest service enhancement programs.”

In the first quarter, the Company recorded a non-cash impairment charge of $129.0 million ($83.9 million on an after-tax basis) for intangible assets related to its East Chicago acquisition. “The revaluation of East Chicago’s intangible assets was caused by the significant deterioration of the debt and equity capital markets coupled with the current poor economic environment and its negative impact on our growth assumptions for this property,” said Boushy. “We continue to believe there is long-term growth potential for Ameristar in the Chicagoland market.”
“In light of challenging economic conditions, we are taking steps to drive revenue growth as well as make changes to our business that will create greater efficiencies,” Boushy noted. “These programs should help us partially mitigate the effects of the current soft market conditions.”
First Quarter 2008 Financial Results
For the first quarter of 2008, Ameristar had net revenues of $324.8 million compared to $259.1 million in last year’s first quarter. Included in 2008 results were net revenues of $75.4 million from the East Chicago property, which was acquired on September 18, 2007.
Operating loss for the first quarter of 2008 was $77.1 million, compared to an operating profit of $49.9 million in the same 2007 period.
First quarter 2008 adjusted EBITDA was $79.3 million, compared to $73.8 million for the 2007 first quarter. Adjusted EBITDA for the 2008 first quarter represents negative EBITDA of $51.5 million, excluding:
•	the non-cash impairment charge of $129.0 million related to the East Chicago property;

•	transition and rebranding costs of $1.0 million related to the East Chicago property acquisition; and

•	pre-opening expenses of $0.8 million related to the St. Charles hotel.
No adjustments to EBITDA were appropriate for the 2007 first quarter. East Chicago was not included in the 2007 first quarter results and represented $14.5 million of adjusted EBITDA in 2008.
Consolidated adjusted EBITDA margin declined 2.5 percentage points on a same-store basis compared to the first quarter of 2007. We believe this decline is principally due to the impact of the weakening economy on our gaming revenue. As the economy improves, we expect to see margin improvement.
More information on non-GAAP financial measures, EBITDA and Adjusted EBITDA, can be found under the caption “Use of Non-GAAP Financial Measures” on page 13 of this release.
For the first quarter of 2008, the Company incurred a net loss of $60.9 million, or $1.07 per share on a diluted basis, which included $85.1 million, or $1.49 per share, representing the after-tax impacts of the non-cash impairment charge, the transition and rebranding costs and pre-opening expenses. In last year’s first quarter, the Company reported net income of $24.0 million, or $0.41 per diluted share.
First Quarter 2008 Property Highlights
As anticipated, the 2008 first quarter was a period of difficult year-over-year, same-store comparisons reflecting challenging economic conditions. Within this environment of slower than historical market growth, Ameristar performed reasonably well. Notably:
•	Ameristar St. Charles regained the number one market share position in February and extended its market share lead in March as more suites came on line. We currently expect to gain more market share as all remaining suites become available in the second quarter.

•	East Chicago showed solid revenue improvement and market share gains throughout the quarter, setting a new property record in March for gross gaming revenue in a single month, as Ameristar’s marketing and operating strategies gained traction. Legislation enacted in Indiana in March 2008 placed a cap on real property tax rates. As a result of this legislation, we will recognize a property tax reduction in East Chicago of $4.4 million for the year, or $1.1 million per quarter.

•	Ameristar Kansas City maintained its number one market share position consistent with its fourth quarter 2007 levels.

•	Ameristar Black Hawk improved its market share position compared to the fourth quarter of 2007. On a year-over-year basis, Black Hawk’s revenue performance was significantly better than the overall market. However, the entire Colorado market, including Ameristar Black Hawk, was negatively impacted as a result of the statewide smoking ban that became effective for casinos on January 1, 2008.

•	Ameristar Vicksburg also performed well, steadily regaining market share and delivering solid margins despite continuing construction-related disruption.
Additional First Quarter 2008 Financial Information
•	Corporate expense decreased $500,000 year-over-year, due to a $1.3 million reduction in professional fees, which was partially offset by $800,000 in additional expenses associated with ballot initiatives in Missouri and Colorado.

•	Stock-based compensation expense was $3.1 million compared to $2.8 million in the 2007 first quarter.

•	Total interest expense was $22.1 million compared to $11.3 million and capitalized interest was $6.3 million compared to $3.5 million in the first quarter of 2007.

•	Capital expenditures for the quarter were $63 million, which includes:
•	Black Hawk hotel: $16 million

•	St. Charles hotel and expansion: $13 million

•	Vicksburg expansion: $9 million.
•	The Company repaid $25 million in revolving debt on March 31, 2008.
Outlook
Consistent with the outlook contained in Ameristar’s 2007 fourth quarter earnings release, the Company foresees difficult same-store, year-over-year comparisons continuing through at least the first half of 2008, reflecting the general economic slowdown. “Within this challenging environment,” Boushy said, “our centralized, hands-on operating approach will continue to serve us well as we continue to evaluate our operating cost structure. We also will evaluate the further development of properties in the context of higher costs of capital. Our major expansion projects at St. Charles and Vicksburg afford us the opportunity to further strengthen our competitive leadership positions in these two important markets.”
For the full year 2008, the Company currently expects:
•	depreciation to range from $110 million to $115 million

•	interest expense to be between $77 million and $82 million

•	capitalized interest of $13 million to $16 million

•	the combined state and federal income tax rate to be in the range of 44 percent to 45 percent

•	capital spending of $260 million to $285 million

•	non-cash, stock-based compensation expense of $12 million to $13 million
Expansion Projects
St. Charles. The Company opened the first 100 guest suites at the new Ameristar Casino Resort Spa in late January and approximately 325 suites were available for occupancy at the end of the first quarter. This market-leading property is becoming increasingly popular as guests take advantage of the facility’s many new high-quality amenities, including the luxury suites, the HOME nightclub and the conference center. By the end of May, all suites are expected to be completed. The spa and indoor/outdoor pool should also be completed and operational in this timeframe.
In addition, the approach and entrance to Ameristar St. Charles has been significantly upgraded with the completion of Ameristar Boulevard and the addition of new lighting and landscaping to enhance the entrance to the property.
East Chicago. The Company is continuing its program to upgrade and enhance the East Chicago property prior to the rebranding to Ameristar, which is now scheduled for late June. The positive impact of this strategy was demonstrated in the first quarter as market share in March was 3.6 percentage points higher than in January. In addition, the property set a new all-time record in March for gross gaming revenue in a single month despite the ongoing refurbishment of the casino.
The initial improvement plan for East Chicago involves changing the slot machine mix and layout of games as well as making enhancements to the food and beverage venues. Ameristar remains on budget for the upgrades and related expenses, which will cost between $25 million and $30 million, to be incurred in connection with this rebranding effort.
Vicksburg. Ameristar Vicksburg is undergoing a major expansion project at a cost of approximately $100 million. The construction of the 1,000-space garage and expanded gaming facility has been accelerated. Based on current progress, completion is expected before the end of May. Additionally, the Company has plans to refurbish the existing Vicksburg casino, beginning after the opening of the casino expansion in May. The scope, budget and timing of this refurbishment project are currently under review.
Jackpot. The renovation of Cactus Petes to reinforce its long-standing AAA Four Diamond rating is on schedule for a Memorial Day completion and remains on budget at approximately $16 million. The Diamond Peak Tower has remained operational while all 195 rooms and 12 suites in the hotel are being upgraded.
Black Hawk. Work on the 33-story, 536-room hotel tower is progressing well and completion remains on schedule for the fall of 2009. The expected cost of this project is $235 million to $240 million.
Council Bluffs. The Company had been actively evaluating design alternatives for a planned expansion of the facility at Council Bluffs. However, due to uncertainty in the credit markets and the current cost and terms of incremental borrowing, management has decided to defer the project at this time.

Conference Call Information
Ameristar will hold a conference call to discuss first quarter results on Thursday, May 8, 2008, at 9 a.m. Eastern Time. The call can be accessed live by dialing (888) 694-4728 and using the conference ID number, which is 44839597. Conference call participants are requested to dial in to the call at least five minutes early to ensure a prompt start. Interested parties wanting to listen to the conference call and view corresponding informative slides on the Internet may do so live at our web site — www.ameristar.com — in “About Ameristar/Investor Relations” under the “Quarterly Results Conference Calls” section. The conference call will be recorded and can be replayed from May 8, 2008 at noon Eastern Time until May 15, 2008 at 11 p.m. Eastern Time. To listen to the replay, call (800) 642-1687.
Forward-Looking Information
This release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that,” “should” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2007.

On a monthly basis, gaming regulatory authorities in certain states in which we operate publish gross gaming revenue and/or certain other financial information for the gaming facilities that operate within their respective jurisdictions. Because various factors in addition to our gross gaming revenue (including operating costs, promotional allowances and corporate and other expenses) influence our operating income, EBITDA and diluted earnings per share, such reported information, as it relates to Ameristar, may not accurately reflect the results of our operations for such periods or for future periods.
About Ameristar
Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by innovative architecture, state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar’s focus on the total entertainment experience and the highest quality guest service has earned it a leading market share position in each of the markets in which it operates. Founded in 1954 in Jackpot, Nevada, Ameristar has been a public company since November 1993. The Company has a portfolio of eight casinos in seven markets: Ameristar St. Charles (greater St. Louis); Ameristar Kansas City; Ameristar Council Bluffs (Omaha, Nebraska and southwestern Iowa); Ameristar Vicksburg (Jackson, Mississippi and Monroe, Louisiana); Ameristar Black Hawk (Denver metropolitan area); Cactus Petes and The Horseshu in Jackpot, Nevada (Idaho and the Pacific Northwest); and Resorts East Chicago (Chicagoland area), which was acquired on September 18, 2007.
Visit Ameristar Casinos’ web site at www.ameristar.com
(which shall not be deemed to be incorporated in or a part of this news release).

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended
	March 31,(1)
	2008	2007
REVENUES:
Casino	$331,757	$258,995
Food and beverage	40,370	32,871
Rooms	10,940	6,612
Other	9,577	6,669

	392,644	305,147
Less: Promotional allowances	(67,876)	(46,001)

Net revenues	324,768	259,146

OPERATING EXPENSES:
Casino	155,543	110,149
Food and beverage	18,978	16,462
Rooms	2,530	1,847
Other	6,075	4,521
Selling, general and administrative	64,113	52,309
Depreciation and amortization	25,520	23,875
Impairment loss on assets	129,065	67

Total operating expenses	401,824	209,230

(Loss) income from operations	(77,056)	49,916

OTHER INCOME (EXPENSE):
Interest income	227	385
Interest expense, net	(22,053)	(11,342)
Net gain on disposition of assets	75	4
Other	(852)	—

(LOSS) INCOME BEFORE INCOME TAX PROVISION	(99,659)	38,963
Income tax (benefit) provision	(38,729)	15,012

NET (LOSS) INCOME	$(60,930)	$23,951

(LOSS) EARNINGS PER SHARE:
Basic	$(1.07)	$0.42

Diluted	$(1.07)	$0.41

CASH DIVIDENDS DECLARED PER SHARE	$0.11	$0.10

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	57,149	56,637

Diluted	57,149	58,089

(1) The East Chicago property was acquired on September 18, 2007. Accordingly, operating results for this property are included only for the three months ended March 31, 2008.

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	March 31, 2008	December 31, 2007
Balance sheet data
Cash and cash equivalents	$78,899	$98,498
Total assets	$2,295,833	$2,412,096
Total debt, including current maturities	$1,619,756	$1,645,952
Stockholders’ equity	$439,799	$503,126

	Three Months
	Ended March 31,
	2008	2007
Consolidated cash flow information
Net cash provided by operating activities	$71,926	$57,693
Net cash used in investing activities	$(59,882)	$(64,948)
Net cash (used in) provided by financing activities	$(31,643)	$1,110

Net revenues
Ameristar St. Charles	$71,683	$73,776
Ameristar Kansas City	61,928	64,572
Ameristar Council Bluffs	45,511	46,017
Ameristar Vicksburg	33,686	35,322
Ameristar Black Hawk	20,273	22,131
Jackpot Properties	16,335	17,328

Net revenues from historical properties	249,416	259,146
East Chicago(1)	75,352	—

Consolidated net revenues	$324,768	$259,146

Operating income (loss)
Ameristar St. Charles	$15,572	$18,205
Ameristar Kansas City	12,824	14,346
Ameristar Council Bluffs	12,036	12,588
Ameristar Vicksburg	11,162	12,788
Ameristar Black Hawk	2,815	4,342
Jackpot Properties	2,498	3,326
Corporate and other	(15,173)	(15,679)

Operating income from historical properties	41,734	49,916
East Chicago(1)	(118,790)	—

Consolidated operating (loss) income	$(77,056)	$49,916

EBITDA
Ameristar St. Charles	$20,828	$24,989
Ameristar Kansas City	17,903	20,051
Ameristar Council Bluffs	15,226	15,942
Ameristar Vicksburg	14,614	15,869
Ameristar Black Hawk	5,680	7,192
Jackpot Properties	3,820	4,525
Corporate and other	(14,069)	(14,777)

EBITDA from historical properties	64,002	73,791
East Chicago(1)	(115,538)	—

Consolidated EBITDA	$(51,536)	$73,791

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA — CONTINUED
(Dollars in Thousands)
(Unaudited)

	Three Months
	Ended March 31,
	2008	2007
Operating income (loss) margins (2)
Ameristar St. Charles	21.7%	24.7%
Ameristar Kansas City	20.7%	22.2%
Ameristar Council Bluffs	26.4%	27.4%
Ameristar Vicksburg	33.1%	36.2%
Ameristar Black Hawk	13.9%	19.6%
Jackpot Properties	15.3%	19.2%
Operating income margin from historical properties	16.7%	19.3%
East Chicago(1)	(157.6%)	—
Consolidated operating (loss) income margin	(23.7%)	19.3%

EBITDA margins (3)
Ameristar St. Charles	29.1%	33.9%
Ameristar Kansas City	28.9%	31.1%
Ameristar Council Bluffs	33.5%	34.6%
Ameristar Vicksburg	43.4%	44.9%
Ameristar Black Hawk	28.0%	32.5%
Jackpot Properties	23.4%	26.1%
EBITDA margin from historical properties	25.7%	28.5%
East Chicago(1)	(153.3%)	—
Consolidated EBITDA margin	(15.9%)	28.5%
(1)	The East Chicago property was acquired on September 18, 2007. Accordingly, operating results for this property are included only for the three months ended March 31, 2008.

(2)	Operating income (loss) margin is operating income (loss) as a percentage of net revenues.

(3)	EBITDA margin is EBITDA as a percentage of net revenues.

RECONCILIATION OF OPERATING INCOME (LOSS) TO EBITDA
(Dollars in Thousands)
(Unaudited)
The following table sets forth a reconciliation of operating income (loss), a GAAP financial measure, to EBITDA, a non-GAAP financial measure.

	Three Months
	Ended March 31,
	2008	2007
Ameristar St. Charles:
Operating income	$15,572	$18,205
Depreciation and amortization	5,256	6,784

EBITDA	$20,828	$24,989

Ameristar Kansas City:
Operating income	$12,824	$14,346
Depreciation and amortization	5,079	5,705

EBITDA	$17,903	$20,051

Ameristar Council Bluffs:
Operating income	$12,036	$12,588
Depreciation and amortization	3,190	3,354

EBITDA	$15,226	$15,942

Ameristar Vicksburg:
Operating income	$11,162	$12,788
Depreciation and amortization	3,452	3,081

EBITDA	$14,614	$15,869

Ameristar Black Hawk:
Operating income	$2,815	$4,342
Depreciation and amortization	2,865	2,850

EBITDA	$5,680	$7,192

Jackpot Properties:
Operating income	$2,498	$3,326
Depreciation and amortization	1,322	1,199

EBITDA	$3,820	$4,525

East Chicago:
Operating loss	$(118,790)	$—
Depreciation and amortization	3,252	—

EBITDA	$(115,538)	$—

Corporate and other:
Operating loss	$(15,173)	$(15,679)
Depreciation and amortization	1,104	902

EBITDA	$(14,069)	$(14,777)

Consolidated:
Operating (loss) income	$(77,056)	$49,916
Depreciation and amortization	25,520	23,875

EBITDA	$(51,536)	$73,791

RECONCILIATION OF EBITDA TO ADJUSTED EBITDA
(Dollars in Thousands)
(Unaudited)

	Three Months Ended March 31,
	2008	2007
EBITDA	$(51,536)	$73,791
Impairment loss on Resorts East Chicago intangible assets	129,000	—
East Chicago transition and rebranding costs	1,011	—
St. Charles hotel pre-opening expenses	841	—

Adjusted EBITDA	$79,316	$73,791

Use of Non-GAAP Financial Measures
Securities and Exchange Commission Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. We believe our presentations of the following non-GAAP financial measures are important supplemental measures of operating performance to investors: earnings before interest, taxes, depreciation and amortization (EBITDA), and Adjusted EBITDA. The following discussion defines these terms and why we believe they are useful measures of our performance.
     EBITDA and Adjusted EBITDA
EBITDA is a commonly used measure of performance in our industry that we believe, when considered with measures calculated in accordance with United States generally accepted accounting principles, or GAAP, gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors. Management has adjusted EBITDA, when deemed appropriate, for the evaluation of operating performance because we believe that the exclusion of certain non-recurring items is necessary to provide the most accurate measure of our core operating results and as a means to compare period-to-period results. We have chosen to provide this information to investors to enable them to perform more meaningful analysis of past, present and future operating results and as a means to evaluate the results of core ongoing operations. We do not reflect such items when calculating EBITDA; however, we adjust for these items and refer to this measure as Adjusted EBITDA. We have reported this measure to our investors and believe the inclusion of Adjusted EBITDA will provide consistency in our financial reporting.
We use Adjusted EBITDA in this press release because we believe it is useful to investors in allowing greater transparency related to a significant measure used by management in its financial and operational decision-making. Adjusted EBITDA is a significant factor in management’s internal evaluation of total company and individual property performance and in the evaluation of incentive compensation related to property management. Management also uses Adjusted EBITDA as a measure in determining the value of potential acquisitions and dispositions it may evaluate. Externally, we believe these measures are used by investors in their assessment of our operating performance and the valuation of our Company.
Adjusted EBITDA, as used in this press release, reflects EBITDA adjusted for impairment losses related to intangible assets, pre-opening expenses and transition and rebranding costs. In future periods, the adjustments we make to EBITDA in order to calculate Adjusted EBITDA may be different than or in addition to those made in this release. The foregoing tables reconcile Adjusted EBITDA to EBITDA and operating income (loss), based upon GAAP.
     Limitations on the Use of Non-GAAP Measures
The use of EBITDA and Adjusted EBITDA has certain limitations. Our presentation of EBITDA and Adjusted EBITDA may be different from the presentations used by other companies and therefore comparability among companies may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.
EBITDA and Adjusted EBITDA should be used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered as an alternative to net income, operating income or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. EBITDA and Adjusted EBITDA reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.
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